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Exhibit 7

                               LEASE AGREEMENT

Party A:              Jinan Chemical Fibre Corporation, China
Party B:              Pacific Chemical Group Limited

According to Item 1 of Article 14 of the Sino-Foreign Joint Venture Contract, the joint venture company will lease from Party A space, factory buildings, and some equipment. After negotiations, the following has been agreed to by both parties:

1. Party A will supply factory buildings with a total area of 13,294 square meters for 25 years, starting the day on which the joint venture company's license is issued.

2. The annual rent per square meter for space is Rmb 9.43. The annual rent per square meter for factory buildings is Rmb 14.70. The above rent will not change within five years, but will be negotiable after five years. The rent will be paid once a month in a timely manner.

3. The joint venture company will pay land use taxes according to government regulations.

4. During the lease period, the joint venture company cannot arbitrarily add or change facilities. If an addition or change is required, it can only be done with Party A's agreement, and the expenses will be paid by the joint venture company (Party B). When the lease contract is over, the addition or change cannot be canceled and will be transferred without payment to Party A.

5. The total value of the equipment leased by the joint venture company is equal to Rmb 201,334,100. The lease price is Rmb 2,686,000 per month.

6. During the lease period, the joint venture company will be responsible for repairing the production equipment and special supplementary facilities supplied by Party A. The joint venture company will also be responsible for all the expenses.

7. This agreement is an indivisible part of the Sino-Foreign Joint Venture Contract, and has the same legal effect.

8.       This agreement is signed on February 9, 1996.

Attachments

9.       Drawing and introduction of leased space and buildings

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10.           List of leased production equipment and special supplementary facilities

Party A:                       Jinan Chemical Fibre Corporation, China
Representative:                         /s/ Jin Shan

Party B:                       Pacific Chemical Group Limited
Representative:                         /s/ Chen Zheng Hao

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